Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 and related prospectus of Northern Oil and Gas, Inc. for the registration of debt securities. We hereby further consent to the incorporation by reference of estimates of oil and gas reserves contained in our report “Northern Oil and Gas, Inc.—Estimated Future Reserves and Income Attributable to Certain Leasehold Interests—SEC Parameters—As of December 31, 2012,” which report appears in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2012.

RYDER SCOTT COMPANY, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado

May 7, 2013